GUARANTEED PURCHASE AGREEMENT

This Guaranteed Purchase Agreement (the AAgreement@) is entered into as of this 1st day of September, 2010, by and between Nelnet, Inc., a Nebraska corporation (ANelnet@) and Union Bank and Trust Company, solely in its capacity as trustee under any trusts established to own or invest in asset backed securities backed by guaranteed student loans (AUnion Bank and Trust@).

WITNESSETH:

WHEREAS, Union Bank and Trust is entering into, and has entered into, trust/custodial/agency agreements (the AAgreements@) with various investors (the AGrantors@) pursuant to which it agrees to invest funds transferred to it by Grantors in obligations specified in the Agreements, which investments shall, collectively, comprise any or all trusts established through the trust department of Union Bank and Trust (the ATrusts@) and which are represented by interests (the AInterests@) in such Trusts;

WHEREAS, the Trusts invest primarily in student assistance loans or interests therein which are made, guaranteed or insured pursuant to the Higher Education Act of 1965, as amended (the AStudent Loans@)or asset backed securities backed by Student Loans, or interests therein ("ABS");

WHEREAS, the Agreements require that Union Bank and Trust return such funds to Grantors promptly upon Grantors= request;

WHEREAS, Union Bank and Trust wishes to enter into this Guaranteed Purchase Agreement in order to arrange for a guaranteed purchase by Nelnet or its designee of Student Loans held by the Trusts to assure that Union Bank and Trust will be able to meet its liquidity desires of Grantors under the Agreements;

WHEREAS, Nelnet is willing to agree to purchase or arrange for the purchase, from time to time, ABS backed by Student Loans held by or on behalf of affiliates of Nelnet ("Nelnet ABS") upon the terms and conditions herein specified, through an eligible lender trustee acting on its behalf or on behalf of its designee;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1. Commitment to Purchase. From the date hereof and for a period thereafter of 360 days, Nelnet does hereby irrevocably agree to use its best efforts to purchase or attempt to arrange for a designee to purchase from Union Bank and Trust, or the designee of Union Bank and Trust, Nelnet ABS at a purchase price equal to the principal balance thereof, plus accrued interest thereon upon presentation of a request for purchase by Union Bank and Trust in the manner provided herein. This commitment to purchase shall not exceed the aggregate amount of the lesser of (i) all ABS participated to Union Bank by Nelnet or its affiliates, or (ii) $250,000,000.00.

2. Demand for Purchase. Union Bank and Trust may make a request or requests (a APurchase Request@) that Nelnet purchase such Nelnet ABS. Each Purchase Request shall be made by Union Bank and Trust=s representative telephoning Nelnet=s representative and advising such

person of the sum of the principal balances and interest accrued thereon of the Student Loans to be purchased. Union Bank and Trust hereby appoints Mark Portz as its representative to make Purchase Requests. Nelnet hereby appoints Jim Kruger as its representative to receive such Purchase Requests. Nelnet shall then, after receipt of the Purchase Request, provide Union Bank and Trust with immediately available funds to satisfy each Purchase Request. Nelnet shall use best efforts to make payment within thirty (30) days of receipt of any Purchase Request. Any sale, transfer or other disposition to Nelnet of Nelnet ABS shall be made free and clear of any liens, security interests or encumbrances of any nature whatsoever. The obligation of Nelnet to honor Purchase Requests as set forth in this Agreement is irrevocable.

3. Representations by Nelnet. Nelnet does hereby covenant, represent and warrant that:

A. This Agreement has been duly authorized, executed, and delivered by Nelnet in compliance with all laws, rules and regulations binding upon, or applicable to Nelnet.

B. In entering into this Agreement, Nelnet has relied solely upon the representations, warranties and conditions specified and set forth herein and investigation and due diligence or review conducted by them and their representatives.

4. Representations by Union Bank and Trust. Union Bank and Trust does hereby covenant, represent and warrant that:

A. This Agreement has been duly authorized, executed, and delivered by Union Bank and Trust in compliance with all laws, rules and regulations binding upon, or applicable to Union Bank and Trust.

B. In entering into this Agreement, Union Bank and Trust has relied solely upon the representations, warranties and conditions specified and set forth herein and investigation and due diligence or review conducted by them and their representatives.

5. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. Union Bank and Trust hereby consents to assignment in whole or in part to any affiliate of Nelnet, provided that Nelnet's obligations hereunder shall continue following any such assignment.

6. Miscellaneous.

A. The invalidity of any one or more covenants, phrases, clauses, sentences or paragraphs of this Agreement shall not affect the remaining portions hereof, and in case of any invalidity, this Agreement shall be construed as if such invalid covenants, phrases, clauses, sentences or paragraphs had not been inserted.

B. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by an interpreted in accordance with the laws of the State of Nebraska. The parties hereto submit themselves to the process, jurisdiction and venue of the courts of the State of Nebraska, for the purposes of suit, action or other proceedings arising out of, or relating to, this Agreement.

C. All agreements, representations and warranties made herein shall survive the purchase of Nelnet ABS hereunder and shall bind the successors and permitted assigns of the parties hereto (including any successors or assigns by merger, consolidation, sale of assets or other transfer of any kind).

D. This Agreement may be executed in any number of counterparts, and by different parties on separate counter parts, and by different parties on separate counterparts, each of which shall be considered an original, and all of which, taken together, shall constitute the same agreement.

E. All notices, requests, demands, or other communications required by this Agreement (except a Purchase Request as defined herein, which may be made by telephonic notice) shall be in writing and shall be deemed to have been given if hand delivered or mailed first class certified mail to the following addresses or to such other address of which notice has been given as provided above:

If to Union Bank and Trust:

Union Bank and Trust Company
ATTENTION: Mark Portz
6801 S. 27th Street
27th & Pine Lake Rd.
Lincoln, NE 68512
Telephone: (402) 323-1799

If to Nelnet:

Nelnet, Inc.
ATTENTION: Jim Kruger
121 S. 13th Street Suite 201
Lincoln, NE 68508
Telephone: (402) 458-2304

F. Due to financings to which Nelnet or its affiliates is a party the obligations of Nelnet under this Agreement shall be restricted and limited to the extent of amounts permissible under financing agreements and articles of incorporation of the permitted assignee of Nelnet hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranteed Purchase Agreement to be duly executed as of the day and year first above written.

UNION BANK AND TRUST COMPANY, solely in its capacity as Trustee under Any Trusts Established to Own or Invest In Guaranteed Student Loans

By: ______________________
(Title)

NELNET, INC.

By: ______________________
(Title)

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